EXHIBIT 10.11

DONELSON CORPORATE CENTRE

OFFICE LEASE AGREEMENT

BUILDING TWO

THIS LEASE is made and entered into on this 24th day of September, 1999, by and between Donelson Corporate Centre, L.P., a Tennessee Limited Partnership, (“Landlord”), and Automated License Systems, LLC a Tennessee Limited Liability Company (“Tenant”) and James P. Wilson III and Sarah S. Wilson (“Limited Guarantors”).

1.	Leased Premises

Subject to and upon the terms hereinafter set form, and in consideration of the sum of Ten Dollars ($10.00) and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, Landlord does hereby lease and demise to Tenant and Tenant does hereby lease and take from Landlord those certain premises consisting of twenty thousand four hundred thirty-nine (20, 439) square feet* of Rentable Area (the “Demised Premises”) located on the third floor of Building Two (consisting of a total of 45,597 Rentable Square Feet) located at 3055 Lebanon Road, Suite 2300 in Davidson County, Tennessee (the “Building”), and more particularly described in Exhibit A, attached hereto and incorporated herein by this reference. The Building is part of a complex known as Donelson Corporate Centre (the “Project”). The project contains 228,109 rentable square feet.

* Tenant shall occupy not less than 16,439 rentable square feet not later than the commencement date and begin paying rent thereon ninety days next following the commencement date. The occupancy of the remaining 4,000 square feet shall occur not later than twelve months next following the commencement date (the “takedown space”) at times elected by Tenant. Tenant shall notify Landlord of Tenant’s intention to occupy some or all of the takedown space not less than 120 days prior to the date Tenant intends to occupy said space. The tenant improvement allowance on the takedown space shall be paid at the time said space is occupied.

a. “Rentable Area” as used herein, shall refer to (i) the total square footage of all floor area measured from the inside of the dominant portion of the exterior wall of the Building and to the mid-point of walls separating the Premises from areas leased to or held for lease to other tenants (the “Usable Area as defined by BOMA”), plus (ii) an allocation of the square footage of the Interior Common Areas; plus (iii) for multi-tenant floors, an allocation of the square footage of the On-Floor Common Areas. No deductions from Rentable Area shall be made for columns or projections.

b. “Interior Common Areas” shall mean those areas within the Building’s elevator machine rooms, mechanical rooms, public lobbies and other areas not leased or held for lease within the Building but which are reasonably necessary for the proper operation of the Building. The allocation of the square footage of the Interior Common Areas shall be equal to the total square footage of the Interior Common Areas multiplied by a fraction, the numerator of which is the Usable Area of the Premises and the denominator of which is the total of all Usable Area contained in the Building.

c. “On-Floor Common Areas” shall mean those areas within public corridors, elevator foyers, rest rooms, janitor closets, telephone and equipment rooms, and other similar facilities for the use of all tenants on the floor on which the Premises are located. The allocation of the square footage of the On-Floor Common Areas shall be equal to the total square footage of the On-Floor Common Areas on said floor multiplied by a fraction, the numerator of which is the is the Usable Area of the Premises and the denominator of which is the total of all Usable Area contained on the applicable floor.

d. Tenant’s taking possession of the Premises or any portion thereof shall be conclusive evidence against Tenant that such portion of the Premises was then in good order and satisfactory condition, excepting those items set forth on a written punch list delivered by Tenant to Landlord within thirty calendar days next following Tenant’s taking possession and latent defects, if any. Tenant acknowledges that no promise by or on behalf of Landlord, any of Landlord’s beneficiaries, the managing agent of the Building, the leasing agent of the Building or any of their respective agents, partners or employees to alter, remodel, improve, repair, decorate or clean the Premises has been made to or relied upon by Tenant, and that no representation respecting the condition of the Premises or the Building by or on behalf of Landlord, any of Landlord’s beneficiaries, the managing agent of the Building, the leasing agent of the Building or any of their respective agents, partners or employees has been made to or relied upon by Tenant, except to the extent expressly set forth in this Lease.

2. Term. Subject to and upon the terms and conditions set form herein, or in any exhibit hereto, the term of this Lease shall commence on the Commencement Date and shall expire eighty seven (87) months after the Commencement Date at 6:00 P.M. “Commencement Date” shall mean the earlier of (i) thirty (30) days next following the date Landlord delivers possession of the Premises to Tenant with all of Landlord’s Work, as such term is defined in Exhibit B, substantially completed; or (ii) the date upon which Tenant commences conducting its business from all or any portion of the Premises. Following the Commencement Date, the parties shall execute Exhibit C, attached hereto and incorporated herein, which shall contain an acknowledgment of the date upon which the Commencement Date of this Lease occurred.

Notwithstanding anything contained herein to the contrary and provided that (i) this Lease is executed by Tenant and returned to Landlord not later than September 25; and, (ii) Tenant requests no material changes to Landlord’s work as set forth in Exhibit B herein, then if Landlord is unable to deliver possession of the Premises with all of the Landlord’s work, as such term is defined in Exhibit B, substantially completed by February 15,2000, then the commencement date shall be delayed until April 15, 2000.

Renewal Option. Tenant is granted the option to extend the term of this Lease for one (1) consecutive extended term of Five (5) years, provided that (a) Tenant is not in default at the time of exercise of the option; and, (b) Tenant gives written notice of its intent to exercise the option at least 180 days prior to the expiration of the original term. The extension shall be on the same terms and conditions as this lease except (i) Tenant shall have no further right of renewal after the extension term proscribed above; and, (ii) the Rent shall be adjusted to the then prevailing market rate for comparable facilities in the Airport North submarket.

Right of First Refusal. Tenant is granted the ongoing right of first refusal (until said space is leased for the first time) to expand into an adjacent 10,000 square feet to the rear of their space on the second floor of Building Three. Landlord shall provide Tenant written notice of Landlord’s intent to lease said space to another parry. Tenant shall have a period of twenty days to notify Landlord of Tenant’s intent to exercise Tenant’s right of first refusal upon the same terms and conditions as are contained in the third parry’s offer to lease said space.

3. Use. The Premises are to be used and occupied solely for the purpose of office space and for no other purpose. Tenant shall not do or permit anything to be done in or about the Premises that will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, disreputable or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance or waste in, on or about the Premises. Tenant shall not use or permit the use of any portion of the Premises as sleeping quarters, lodging rooms, or for any unlawful purposes. Tenant shall not install any radio or television or other similar device exterior to the Premises.

4. Rent. Commencing on the date 90 days next following the Commencement Date and continuing thereafter throughout the full term of this Lease, Tenant hereby agrees to pay the Base Rental in accordance with the schedule attached hereto as Exhibit D, and Additional Rental (as defined below). The Base Rental and Additional Rental shall be due and payable in advance in equal monthly installments on the first (1st) day of each calendar month at Landlord’s address as provided herein (or such other address as may be designated by Landlord from time to time). If the Commencement Date is other than the first day of a calendar month or if this Lease expires on other than the last day of a calendar month, then the installments of Base Rental and Additional Rental for such month or months shall be prorated.

5. Additional Rental. Landlord shall absorb and be responsible for paying Operating Expenses during the first calendar year of this lease; and, Landlord shall absorb and be responsible for any other calendar year to the extent such Operating Expenses in any other calendar year are less than or equal to Four Dollars and Fifty Cents per square foot of Rentable Area (the “Expense Stop”). “Additional Rental” for any calendar year shall mean Tenant’s Percentage Share of the Operating Expenses for such calendar year in excess of the Expense Stop. “Tenant’s Percentage Share” shall mean a fraction, the numerator of which is the total number of square feet of Rentable Area within the Premises (20,439) and the denominator of which is the greater of (i) ninety-five percent (95%) of the total square footage of all Rentable Area in the Building; or (ii) the total square footage of all Rentable Area in the Building actually leased to rent paying tenants.

a. Landlord shall present to Tenant prior to the beginning of each calendar year (or for the calendar year in which the Lease term commences, on the Commencement Date) a statement of Tenant’s estimated Additional Rental. Landlord’s failure to deliver such a statement of Tenant’s estimated Additional Rental shall not operate to excuse Tenant from the payment of the monthly installment of Additional Rental. Rather, Tenant shall continue to pay the monthly installment of Additional Rental based on Landlord’s most recent calculation thereof until such a statement is delivered to Tenant, with such statement being applied retroactively to the beginning of the calendar year and Tenant making up any under payments immediately upon its receipt of such statement. Landlord may from time to time, but not more than once during any consecutive 12 calendar month period, recalculate Tenant’s estimated Additional Rental in order to more accurately reflect Landlord’s good faith estimate of Tenant’s Additional Rental, and Tenant shall commence paying the recalculated Additional Rental immediately after receiving notice thereof.

b. Landlord shall provide to Tenant, within one hundred twenty (120) days after the end of each calendar year, a statement detailing the Operating Expenses for each such calendar year (the “Annual Operating Expense Statement”). In the event that Tenant’s estimated Additional Rental payments exceed Tenant’s actual Additional Rental for said calendar year, Landlord shall pay Tenant (in the form of a credit against rentals next due or, should the overage exceed one months base rental or in the case of the expiration of this Lease, then in the form of Landlord’s check) an amount equal to such excess. In the event that Tenant’s actual Additional Rental exceeds Tenant’s estimated Additional Rental payments for said calendar year, Tenant hereby agrees to pay Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference.

c. Tenant, at Tenant’s sole cost and expense, shall have the right, to be exercised by written notice given to Landlord within sixty (60) days after receipt of the Annual Operating Expense Statement for any calendar year, to audit Landlord’s books and records pertaining only to the Operating Expenses for such calendar year, provided such audit must commence within thirty (30) days after Tenants notice to Landlord and thereafter proceed regularly and continuously to conclusion and, provided, further, that such audit must be conducted by Lattimore, Morgan, Black and Cain or a nationally recognized independent public accounting firm in a manner that does not unreasonably interfere with the conduct of Landlord’s business. Notwithstanding the foregoing, Tenant shall not have the right to audit Landlord’s books and records regarding the Operating Expenses for any calendar year if there exists an Event of Default or any circumstance exists that with the giving of notice, the passage of time, or both, would constitute an Event of Default. Tenant (and its agents, employees and accountants) shall hold the results of such audit in strict confidence and not disclose the same to any third party, except as is necessary during any dispute between Landlord and Tenant related thereto or as required by law. A copy of the results of any such audit shall be promptly provided to Landlord, and Landlord may conduct an independent review of the same. If there is any disagreement regarding the results of any such audit, the parties shall select a third party auditor to resolve the dispute. Tenant shall not employ any person or entity to audit Landlord’s books and records whose compensation is based, in whole or in part, on a contingency fee or the results of the audit Provided that Tenant’s audit discloses a variance of greater than five ( 5%) per cent from the Annual Operating Expense Statement, Landlord shall reimburse Tenant for the reasonable cost of the audit.

6.	Operating Expenses.

a. “Operating Expenses”, for each calendar year, shall consist of (i) all Operating Costs for the Building; plus (ii) the proportionate share of the ownership, management, maintenance, repair, replacement and operating costs accruing during each such calendar year for the common areas in the Project allocable to the Building.

b. “Operating Costs” shall mean all expenses, costs and accruals (excluding therefrom, however, specific costs billed to or otherwise incurred for the particular benefit of specific tenants of the Building) of every kind and nature, computed on an accrual basis, incurred or accrued in connection with, or relating to, the ownership, operation, management, maintenance, repair and replacement of the Building and interior and exterior common areas serving the Building during each calendar year, including, but not limited to the following: wages and salaries (including taxes, insurance and benefits) of all on and off-site employees; supplies; tools; equipment; utilities; trash removal; snow and ice removal; maintenance, management and service agreements; inspections; legal and accounting services relating to management and maintenance of the Building; insurance (including all deductible and co-insurance payments made by Landlord in connection therewith); reasonable replacement reserves per BOMA standards (but excluding other items classified as capital costs per Generally Accepted Accounting Procedures “GAAP” ); maintaining, striping, repairing, replacing, repaving and lighting grounds, streets, parking areas, sidewalks, curbs and walkways, landscaping, drainage and lighting facilities; and all taxes, assessments and governmental charges, whether or not directly paid by Landlord, attributable to the Building or said common areas, together with consultation, legal fees and costs resulting from any challenge of tax assessments (but excluding federal and state income taxes, franchise taxes, and other taxes imposed on the income of Landlord).

c. Notwithstanding any language contained herein to the contrary, Tenant hereby agrees that, during any calendar year in which the entire Building is not provided with Building Standard Services or is not completely occupied, Landlord shall compute all Variable Operating Costs (defined below) for such calendar year as though the entire Building were provided with Building Standard Services and were completely occupied. For purposes of this Lease the term “Variable Operating Costs” shall mean any operating cost that is variable with the level of occupancy of the Building (e.g. utilities and cleaning services). In the event that Landlord excludes from “Operating Costs” any specific costs billed to or otherwise incurred for the particular benefit of specific tenants of the Building or to other buildings or projects on the Land, Landlord shall have the right to increase “Operating Costs” by an amount equal to the cost of providing standard services similar to the services for which such excluded specific costs were billed or incurred. In no event shall Landlord receive from all tenants of the Building more than one hundred percent (100%) of any Operating Costs.

7. Security Deposit. Tenant hereby agrees to pay to Landlord a security deposit equal in amount to one month(s) Base Rental on the day this Lease is executed by Tenant (the “Security Deposit”). Upon the occurrence of any Event of Default by Tenant, Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrears of Rental, including, but not limited to, the cost of any damage, injury, expense, or liability caused by any Event of Default by Tenant hereunder. Any remaining balance of the Security Deposit shall be returned by Landlord to Tenant within a reasonable period of time after the termination or expiration of this Lease and the satisfaction of Tenant’s obligations hereunder. The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. Tenant shall not be entitled to receive and shall not receive any interest on the Security Deposit, and Landlord may commingle the same with other monies of Landlord. In the event Landlord applies the Security Deposit or any portion thereof to the payment of any sum described above and this

Lease is not terminated, Tenant shall immediately deposit with Landlord an amount of money equal to the amount so applied and such amount shall be deemed to be part of the Security Deposit. In the event of a sale or transfer of Landlord’s interest in the Premises or the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or lessor, as the case may be, and upon any such transfer Landlord shall be relieved of all liability to Tenant for the return of the Security Deposit, and Tenant shall look solely to the new owner or lessor for the return of the Security Deposit.

8. Services. Landlord shall furnish the following services to Tenant during the term of this Lease (“Building Standard Services”):

a. Hot and cold domestic water and common use rest rooms and toilets at locations provided for general use, in such amounts as arc reasonably determined by Landlord.

b. Subject to curtailment as required by governmental laws, rules or mandatory regulations, central heat and air conditioning as reasonably required.

c. Electric lighting service for all public areas and special service areas of the Building in such amounts and locations as are reasonably determined by Landlord.

d. Janitor service five (5) days per week, exclusive of holidays, in such manner as Landlord reasonably determines; provided, however, if Tenant’s floor coverings or other improvements are other than Building standard. Tenant shall pay one hundred and fifteen percent (115%) of the actual additional cleaning cost, if any, attributable thereto.

e. Access control for the Building to the extent and in the manner reasonably determined by Landlord; provided, however, Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for, any liability or loss to Tenant, its agents, employees and visitors arising out of losses due to theft, burglary, or damage or injury to persons or property caused by persons gaining access to the Premises, and Tenant hereby releases Landlord from all liability for such losses, damages or injury.

f. Sufficient electrical capacity to operate (i) incandescent lights, typewriters, calculating machines, photocopying machines and other machines of similar low voltage electrical consumption (120/208 volts), provided that the total rated electrical design load for said lighting and machines of low electrical voltage shall not exceed eight (8.00) watts per square foot of Usable Area; and (ii) lighting and equipment of high voltage electrical consumption (277/480 volts), provided that the total rated electrical design loan for said lighting and equipment of high electrical voltage shall not exceed eight (8.00) watts per square foot of Usable Area. If Tenant’s electrical consumption exceeds the foregoing standards, then Landlord shall have the right to install a separate meter for the Premises at Tenant’s expense, such that Tenant shall be billed the costs associated with electricity consumed in excess of Building standard. If Tenant requires that certain areas within the Premises operate in excess of the normal Building Operating Hours (as defined in Exhibit E), the electrical service to such areas shall be separately circuited and metered such that Tenant shall be billed the costs associated with electricity consumed during hours other than Building Operating Hours.

g. Building standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in General Common Areas and On-Floor Common Areas.

h. Non-exclusive multiple cab passenger service to the Premises during Building Operating Hours (as defined in Exhibit E) and at least one (1) cab passenger service to the Premises twenty-four (24) hours per day.

i. Failure by Landlord to furnish the services described in this Section, or any cessation thereof, shall not render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof, in addition to the foregoing, should any of the equipment or machinery, for any cause, fail to operate, or function properly, Tenant shall have no claim for rebate of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom; provided, however, Landlord agrees to use reasonable efforts to repair said equipment or machinery promptly and to restore said services.

9. Keys and Locks. Landlord shall furnish Tenant with two (2) keys for each Building standard lockset on code required doors entering the Premises from public areas, Additional keys will be furnished by Landlord upon an order signed by Tenant and at Tenant’s expense. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises without Landlord’s permission, and Tenant shall not make or permit to be made any duplicate keys. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises.

10. Graphics, Building Directory and Name. Landlord shall provide and install all graphics, letters, and numerals at the entrance to the Premises and strips (based on the ratio that the Net Rentable Area of the Premises bears to the total Net Rentable Area of the Building) containing a listing of Tenant’s name on the Building directory board to be placed in the main lobby of the Building. All such letters and numerals shall be in the Building standard graphics. Tenant agrees that Landlord shall not be liable for any inconvenience or damage occurring as a result of any error or omission in any directory or graphics. No signs, numerals, letters or other graphics shall be used or permitted on the exterior of, or may be visible from outside, the Premises, unless approved in writing by Landlord.

11. Parking. Tenant shall have the non-exclusive right to use the parking lot serving the Building. Landlord may make, modify and enforce reasonable rules and regulations relating to the parking of vehicles, and Tenant agrees to abide by such rules and regulations. This Lease does not grant Tenant (or its agents, employees, contractors and visitors) the exclusive right to use any parking areas serving the Building. Landlord may, from time to time, designate specific portions of the parking lot as reserved areas, and Tenant shall have no right to park in such reserved areas. Landlord shall provide on a non-exclusive basis five parking spaces per thousand rentable square feet of building for the entire Project.

12. Entry for Repairs and Inspection. Tenant shall permit Landlord and its contractors, agents or representatives to enter into and upon any part of the Premises during reasonable hours to inspect or clean fee same, make repairs, alterations or additions thereto, and, upon reasonable prior notice to Tenant, for the purpose of showing the same to prospective tenants or purchasers. Landlord shall use its reasonable efforts not to interfere materially with the operation of Tenant’s business during any such entry.

13. Laws and Regulations; Encumbrances; Rules of Building. Tenant shall comply with, and Tenant shall cause its employees, contractors and agents to comply with, and shall use its best efforts to cause its visitors and invitees to comply with, (i) all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to the use, condition or occupancy of the Premises, (ii) all recorded easements, operating agreements, parking agreements, declarations, covenants and instruments encumbering the Premises, and (iii) the rules of the Building reasonably adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Premises and Building and for the preservation of good order therein. The initial rules of the Building are attached hereto and incorporated herein as Exhibit F.

14. Hazardous Substances. Tenant shall comply, at its sole expense, with all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to the protection of public health, safety, welfare or the environment (collectively, “Environmental Laws”) in fee use, occupancy and operation of the Premises. Tenant agrees that no Hazardous Substances shall be used, located, stored or processed on the Premises or be brought onto any other portion of the Building by Tenant or any of its agents, employees, contractors, assigns, subtenants, guest or invitees, and no Hazardous Substances will be released or discharged from the Premises. The term “Hazardous Substances” shall mean and include all hazardous and toxic substances, waste or materials, any pollutant or contaminant, including, without limitation, PCB’s, asbestos and raw materials that include hazardous constituents or any other similar substances or materials that are now or hereafter included under or regulated by any Environmental Laws or that would pose a health, safety or, environmental hazard. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all losses, liabilities (including, but not limited to, strict liability damages, injuries, expenses (including, but not limited to, court costs, litigation expenses, reasonable attorneys’ fees and costs of settlement or judgment), suits and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence in or the escape, leakage, spillage, discharge, emission or release from the Premises of any Hazardous Substances or the presence of any Hazardous Substances placed on or discharged from the Building by Tenant or any of its agents, employees, contractors, assigns, subtenants, guest or invitees.

15. Tenant Taxes. Tenant shall pay promptly when due all taxes directly or indirectly imposed or assessed upon Tenant’s gross sales, business operations, machinery, equipment, trade fixtures and other personal property or assets, whether such taxes are assessed against Tenant, Landlord or the Building. In the event that such taxes are imposed or assessed against Landlord or the Building, Landlord shall furnish Tenant with all applicable tax bills, public charges and other assessments or impositions and Tenant shall forthwith pay the same either directly to the taxing authority or, at Landlord’s option, to Landlord.

16.	Leasehold Improvements.

a. Tenant shall receive a tenant improvement allowance of $18.00 per rentable square foot (the “Allowance”). Landlord will prepare the Premises in accordance with Tenant’s approved plans; provided, however, Landlord shall not be required (nor shall Tenant be allowed) to install any improvements that are not compatible with Landlord’s plans and specifications for the Building or which are not approved by Landlord or Landlord’s architect. The cost of any Tenant Improvements in excess of $18.00 per rentable square foot shall be borne by Tenant in accordance with the terms of the Work Letter Agreement attached hereto as Exhibit “B”.

b. If for any reason the Premises should not be ready for occupancy by the Commencement Date, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof. Notwithstanding the above, Landlord recognizes that time is of the essence for Tenant to occupy the premises by the Commencement Date stated herein. Landlord will use its best efforts to take, or cause to be taken, any and all reasonable and necessary steps within Landlord’s dominion and control to ensure that the leasehold improvements as set forth on the construction documents prepared by Design Collective and dated August 10,1999 are complete so as to allow Tenant occupancy by the Commencement Date. Should Landlord have cause for concern as to the timely substantial completion of the leasehold improvements as set forth herein, it shall notify Tenant accordingly and permit Tenant the opportunity to prioritize, to the extent practible, the work on leasehold improvements to facilitate Tenant’s possession and occupancy with functionality of the premises most critical to Tenant’s business operations. Tenant shall notify Landlord in timely fashion of the improvements most criticial to Tenant’s operation.

c. Tenant shall not make or allow to be made any alterations or physical additions in or to the Premises, or place safes, vaults or other heavy furniture or equipment within the Premises, without first obtaining the written consent of Landlord which consent shall not be unreasonably withheld so long as said alterations do not impact on Building systems or structure and are not visible from outside the Premises. All repairs, alterations or additions that affect the Building’s structural components or the Building’s mechanical, electrical and plumbing systems shall be made solely by Landlord or its contractor.

d. Tenant shall indemnify and hold Landlord harmless from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any alterations, additions or improvements made by Tenant to the Premises, including, but not limited to, any mechanics’ or materialmen’s liens asserted in connection therewith. No portion of Landlord’s interest in the Building shall be subject to attachment on account of any work performed by or on account of Tenant, and Tenant shall provide written notice of same to all of its contractors.

Should any mechanic’s or other liens be filed against any portion of the Building by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within thirty (30) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said thirty (30) day period, Landlord may, at its sole option, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all reasonable costs incurred in canceling or discharging such liens, plus an administrative fee equal to fifteen percent (15%) of such costs.

17. Repairs by Landlord. Landlord shall make such repairs to exterior, roof and structural portions of the Building, the general Building systems and common areas of the Building as Landlord may deem necessary for normal operations, and Landlord shall not otherwise be obligated to make improvements to, or repairs of, the Premises or the Building. The cost of such repairs shall be a part of Operating Expenses; except that Tenant shall pay on demand Landlord’s costs for any repairs necessitated by the acts or omissions of Tenant or Tenant’s agents, contractors, employees, visitors or invitees, plus an administrative fee of fifteen percent (15%) of such costs.

Should Landlord fail to commence any reasonable and necessary maintenance, repairs, replacements or improvements which it is required to perform hereunder within ten (10) days after written notice from Tenant to Landlord and thereafter diligently proceed with such work until completion, Tenant may, at its option, perform any such maintenance, repairs, replacements or improvements, and Landlord shall pay to Tenant on demand Tenant’s reasonable and necessary costs thereof, plus an administrative fee of fifteen (15% ) per cent of such costs. In the event that a failure, defect, or interruption of service has occurred for which Landlord is responsible hereunder and said failure, defect, or interruption of service is adversely affecting the functionality of Tenant’s computer and/or communications capabilities, Tenant may proceed immediately hereunder in the event that Landlord fails to take or authorize the reasonable and necessary immediate remedial action.

18. Repairs by Tenant. Except for Landlord’s express repair obligations under this Lease, Tenant shall at its own cost and expense, keep the Premises and ail leasehold improvements in good and clean condition, and Tenant shall perform all maintenance, repairs and replacements necessary to accomplish the same. In addition, Tenant shall perform all maintenance, repairs, replacements and improvements required by any governmental law, ordination, rule or regulation, If Tenant fails to commence any maintenance, repairs, replacements or improvements which it is required to perform hereunder within ten (10) days after written notice from Landlord to Tenant and thereafter diligently proceed with such work until completion, Landlord may, at its option, perform any such maintenance, repairs, replacements or improvements deemed necessary by Landlord, and Tenant shall pay to Landlord on demand Landlord’s cost thereof, plus an administrative fee of fifteen percent (15%) of such costs.

19. Condemnation. If all or substantially all of the Premises, or such portion of the Premises or the Building as would render, in Landlord’s reasonable judgment, the continuance of Tenant’s business from the Premises impracticable, shall be permanently taken or condemned for any public purpose, then Landlord or Tenant may terminate this Lease. If less than all or substantially all of the Premises or any portion of the Building shall be taken, then Landlord shall have the option of terminating this Lease by written notice to Tenant within ten (10) days (following the date of such condemnation or taking. If this Lease is terminated as provided above, this Lease shall cease and expire as of the date of the taking. In the event that this Lease is not terminated and a portion of the Premises is taken, Tenant shall pay the Rental up to the date of the taking, and this Lease shall thereupon cease and terminate with respect to the portion of the Premises so taken. Thereafter the Base Rental and Additional Rental shall be adjusted on an equitable basis. If this Lease is not terminated, Landlord shall promptly repair the Premises or the Building, as the case may be, to an architectural unit, fit for Tenant’s occupancy and business; provided, however, that Landlord’s obligation to repair hereunder shall be limited to the extent of the net proceeds from such taking made available to Landlord for such repair. In the event of any temporary taking or condemnation for any public purpose of the Premises, the Building or any portion thereof, this Lease shall continue in full force and effect except that Base Rental and Additional Rental shall be adjusted on an equitable basis for the period of such taking, and Landlord shall be under no obligation to make any repairs or alterations. In the event of any taking of the Premises, Tenant hereby assigns to Landlord the value of all or any portion of the unexpired term of the Lease and all leasehold improvements, and Tenant shall not assert a claim for a condemnation award therefor; provided, however, Tenant may pursue a separate award from the condemning authority for (a) relocation and moving expenses, and (b) compensation for loss of Tenant’s business.

20.	Casualty.

a. In the event any portion of the Premises or any portion of the General Common Areas (or, if Tenant is on a multi-tenant floor, any portion of the On-Floor Common Areas for the floor on which the Premises are located) is damaged by fire or other casualty, earthquake or flood or by any other cause of any kind or nature, and the damage can, in the opinion of the Landlord’s architect, be repaired within ninety (90) calendar days from the date of the casualty, then Landlord shall repair the damage. In the event the damage cannot, in the opinion of Landlord’s architect, be repaired within ninety (90) days from the date of the casualty, but can be repaired within one hundred eighty (180) days from the date of the casualty, Landlord, at Landlord’s sole option, may elect either to terminate this Lease or to repair the damage. If in Landlord’s opinion of Landlord’s architect, the damage cannot be repaired within one hundred eighty (180) days from the date of the casualty, then both Landlord and Tenant shall have the right to terminate this Lease.

b. Notwithstanding any language herein to the contrary, Landlord, at Landlord’s sole option, shall have the right to terminate this Lease if at the time of any such damage, (i) less than two (2) years remain in the term of this Lease; (ii) the cost of repairing and restoring the damage exceeds twenty-five percent (25%) of the replacement cost of the Building; or (iii) Landlord’s lender does not make the insurance proceeds available to Landlord to restore the Premises.

c. In the event this Lease is not terminated as provided hereunder (i) Landlord shall be obligated to repair the damage only to the extent of the net insurance proceeds available to Landlord for the purpose of rebuilding and restoration; (ii) to the extent Landlord has rental loss insurance proceeds available, Tenant shall be entitled to a pro rata abatement of Base Rental and Additional Rental during the period of time the Premises, or any portion thereof, are untenantable due to such damage; and (iii) if the Premises, the Building, or any portion thereof shall be damaged through the negligence or willful misconduct of Tenant and the cost of repairing the same is not covered by Landlord’s insurance, such damage shall be repaired by Landlord at the sole expense of Tenant, plus an administrative fee to Landlord of fifteen percent (15%) of such costs.

d. In the event of any termination of this Lease under this Section, this Lease shall cease and terminate as if the date of such damage were the expiration date of the term of this Lease.

21.	Insurance.

a. Landlord shall maintain property insurance coverage on the Building. Said insurance shall be maintained in amounts desired by Landlord and payments for losses thereunder shall be made solely to Landlord. Tenant shall maintain at its expense business interruption insurance and property insurance coverage at full replacement cost on of all its personal property, including removable trade fixtures located in the Premises and on all additions and improvements (including fixtures) made by Tenant.

b. Landlord and Tenant shall each maintain a policy or policies of commercial general liability insurance. Such insurance shall afford minimum protection (which may he affected by primary and/or excess coverage) of not less than $3,000,000 per occurrence for injury to or death of any person and of not less than $500,000.00 per occurrence for property damage.

c. If Tenant shall fail to procure and maintain the insurance required herein, Landlord may, hit shall not be required to, procure and maintain the same, but at the expense of Tenant, plus a fifteen percent (15%) administrative fee, which Tenant shall pay to Landlord upon demand. Unless otherwise permitted by Landlord, Tenant’s insurance required hereunder shall be in companies rated A-, Class XII in “Best’s Insurance Guide.” Tenant shall deliver to Landlord prior to occupancy of the Premises copies of policies of liability insurance required herein or certificates evidencing the existence and amounts of such insurance with loss payable clauses satisfactory to Landlord. Tenant shall deliver to Landlord renewals of such policies or certificates at least thirty (30) days prior to their expiration. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days’ prior written notice to Landlord.

d. The cost of Landlord’s insurance shall be included in Operating Expenses. However, if the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant’s operations within, or contents of, the Premises, Tenant shall promptly pay the excess amount of the premium upon request by Landlord.

e. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents, servants, partners, shareholders, officers or employees, for personal injury, loss or damage to business, and loss or damage that may occur to the Premises, the Building or the Project or any personal property located thereon arising from any cause that (a) would be insured against under the terms of any insurance required to he carried hereunder; or (b) is insured against under the terms of any insurance actually carried, regardless of whether the same is required hereunder. The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party, or such party’s agents, officers, employees or contractors. The foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Landlord or Tenant Each party shall obtain any special endorsements, if any, required by their respective insurers to evidence compliance with the aforementioned waiver.

22. Damages from Certain Causes. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, riot, strike, insurrection, war, act or omission of any tenant or occupant of the Building, any nuisance or interference caused or created by any tenant or occupant of the Building, requisition or order of governmental body or authority, court order or injunction, or any cause beyond Landlord’s control or, except in the case of the gross negligence or intentional misconduct of Landlord, for any damage or inconvenience which may arise through repair or alteration of any part of the Building.

23. Hold Harmless. Landlord shall act be liable to Tenant, its agents, servants, employees, contractors, customers or invitees for any damage to person or property caused by any act, omission or neglect of Tenant. Without limiting or being limited by any other indemnity in this Lease, but rather in confirmation and furtherance thereof, Tenant agrees to indemnify, defend by counsel reasonably acceptable to Landlord and hold Landlord harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and litigation expenses) in connection with injury to or death of any person or damage to or theft, loss or loss of the use of any property occurring in or about the Premises, the Building or the Project arising from Tenant’s occupancy of the Premises, or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises, the Building or the Project, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or due to any other act or omission or willful misconduct of Tenant or any of its agents, employees, contractors, assigns, subtenants, guest or invitees.

24.	Default and Remedies.

a. The occurrence of any of the following shall constitute a default under and breach of this Lease by Tenant (an “Event of Default”):

i)	Failure by Tenant to pay any Rental within (5) days after written notice that the same is past due;

ii)	Abandonment of the Premises;

iii)	Failure by Tenant to observe or perform any of the covenants in respect of assignment and subletting;

iv)	Failure by Tenant to cure forthwith, immediately after receipt of notice from Landlord, any hazardous condition which Tenant has created or permitted in violation of law or of this Lease;

v)	Failure by Tenant to complete, execute and deliver any instrument or document required to be completed, executed and delivered by Tenant within twenty (20) days after the initial written demand therefor to Tenant;

vi)	Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant; provided that such thirty (30) day period shall be extended for the time reasonably required to complete such cure, if such failure cannot reasonably be cured within said thirty (30) day period and Tenant commences to cure such failure within said thirty (30) day period and thereafter diligently and continuously proceeds to cure such failure;

vii)	The levy upon execution or the attachment by legal process of the leasehold interest of Tenant; or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within thirty (30) days from the date of such filing;

viii)	Tenant or any guarantor of Tenant’s obligations under this Lease becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for all or a major part of its property;

ix)	A trustee or receiver is appointed for Tenant, any guarantor of Tenant’s obligations under this Lease or for a major part of either party’s property and is not discharged within sixty (60) days after such appointment;

x)	Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law or similar law for the relief of debtors, is instituted (A) by Tenant or any guarantor of Tenant’s obligations under this Lease, or (B) against Tenant or any guarantor of Tenant’s obligations under this Lease and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution;

xi)	Tenant’s repeated or continued failure to timely pay any Rental due Landlord hereunder where such failure shall continue or be repeated for two (2) consecutive months, or for a total of four (4) months in any period of twelve (12) consecutive months; or

xii)	Tenant’s repeated failure to observe or perform any of the other covenants, terms or conditions hereof more than six (6) times, in the aggregate, in any period of twelve (12) consecutive months.

b. Upon the occurrence of an Event of Default, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:

a.	Landlord, with or without terminating this Lease, may immediately or at any time thereafter re-enter the Premises and correct or repair any condition which shall constitute a failure on Tenant’s part to keep, observe, perform, satisfy, or abide by any term, condition, covenant, agreement, or obligation of this Lease, and Tenant shall fully reimburse and compensate Landlord on demand.

b.	Landlord, with or without terminating this Lease, may immediately or at any time thereafter demand in writing that Tenant vacate the Premises and thereupon Tenant shall vacate the Premises and remove therefrom all property thereon belonging to or placed on the Premises by, at the direction of, or with consent of Tenant within ten (10) days of receipt by Tenant of such notice from Landlord, whereupon Landlord shall have the right to re-enter and take possession of the Premises.

c.	Landlord, with or without terminating this Lease, may immediately or at any time thereafter, re-enter the Premises and remove therefrom Tenant and all property belonging to or placed on the Premises by, at the direction of, or with consent of Tenant Any such re-entry and removal by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

d.	Landlord, with or without terminating this Lease, may immediately or at any time thereafter relet the Premises or any part thereof for such time or times, at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, and Landlord may make any alterations or repairs to the Premises which it may deem necessary or proper to facilitate such reletting; and Tenant shall pay all costs of such reletting including but not limited to the cost of any such alterations and repairs to the Premises, attorneys’ fees, leasing inducements, and brokerage commissions; and if this Lease shall not have been terminated, Tenant shall continue to pay all rent and all other charges due under this lease up to and including the date of beginning of payment of rent by any subsequent tenant of part or all of the Premises, and thereafter Tenant shall pay monthly during the remainder of the term of this Lease the difference, if any, between the rent and other charges collected from any such subsequent tenant or tenants and the rent and other charges reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rent collected over the rents reserved herein.

e.

Landlord may immediately or at anytime thereafter terminate this Lease, and this Lease shall be deemed to have been terminated upon receipt by Tenant of written notice of such termination; upon such termination Landlord shall recover from Tenant all damages Landlord may suffer by reason of such termination including, without limitation, unamortized sums expended by Landlord for leasing commissions and construction of tenant improvements, all arrearages in rentals, costs, charges, additional rentals, and reimbursements, the cost (including court costs and attorneys’

fees) of recovering possession of the Premises, the cost of any alteration of or repair to the Premises which is necessary or proper to prepare the same for reletting and, in addition thereto, Landlord at its election shall have and recover from Tenant either (A) an amount equal to the excess, if any, of the total amount of all rents and other charges to he paid by Tenant for the remainder of the term of this Lease over the then reasonable rental value of the Premises for the remainder of the term of this Lease, or (B) the rents and other charges which Landlord would be entitled to receive from Tenant pursuant to the provisions of subsection (iv) if the Lease were not terminated. Such election shall be made by Landlord by serving written notice upon Tenant of its choice of one of the two said alternatives within thirty (30) days of the notice of termination.

f.	The exercise by Landlord of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other rights and remedies herein provided. All remedies provided for in this Lease are cumulative and may, at the election of Landlord, be exercised alternatively, successively, or in any other manner and are in addition to any other rights provided for or allowed by law or in equity.

g.	No act by Landlord with respect to the Premises shall terminate this Lease, including, but not limited to, acceptance of the keys, institution of an action for detainer or other dispossessory proceedings, it being understood that this Lease may only be terminated by express written notice from Landlord to Tenant, and any reletting of the Premises shall be presumed to be for and on behalf of Tenant, and not Landlord, unless Landlord expressly provides otherwise in writing to Tenant.

25. Late Payments. In the event any installment of any Rental owed by Tenant hereunder is not paid within five (5) days of the date when due, Tenant shall pay a late charge equal to the greater of $100.00 or two (2.0%) per cent of fee amount due. The parties agree that such charge is a fair and reasonable estimate of Landlord’s administrative expense incurred on account of late payment. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in inverse order of their maturity.

26. Attorney’s Fees. If either parry, initiates any action to enforce its rights under this Lease or the terms hereof, the prevailing party shall be entitled to collect from the non-prevaining party all court costs, reasonable attorneys fees and litigation expenses, including, but not limited to, costs of depositions and expert witnesses, that the prevailing party incurs in connection with such action.

27. No Waiver of Rights. No failure or delay of Landlord to exercise any right or power given it herein or to insist upon strict compliance by Tenant of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by Landlord or any right it has herein to demand strict compliance with the terms hereof by Tenant. No waiver of any right of Landlord or any default by Tenant on one occasion shall operate as a waiver of any of Landlord’s other rights or of any subsequent default by Tenant. No express waiver shall affect any condition, covenant, rule, or regulation other than the one specified in such waiver and then only for the time and in the manner specified in such waiver. No person has or shall have any authority to waive any provision of this Lease unless such waiver is expressly made in writing and signed by an authorized officer of Landlord.

28. Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as rent for such holdover period one hundred twenty-five percent (125%) of the Rental that would have been payable if this Lease had not so terminated or expired). No holding over by Tenant after the term of this Lease shall be construed to extend this Lease, and Tenant shall be deemed a tenant at will, terminable on five (5) days notice from Landlord. In the event of any unauthorized holding over, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord shall have leased all or any part of the Premises effective upon the termination of this Lease.

29.	Subordination.

a. This Lease and the rights of Tenant hereunder shall be and are hereby expressly made subject to and subordinate at all times to any deed of trust or mortgage (a “Mortgage”) or ground lease now or hereafter existing on the Building, and to all amendments, modifications, renewals, extensions, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security thereof; provided, however, that the holder of the deed of trust or mortgage (the “Mortgagee”) or the ground lessor, as applicable, shall, so long as no Event of Default has occurred, not disturb Tenant in its possession of the Premises. Upon request, Tenant agrees to execute and deliver to Landlord such further instruments consenting to or confirming the subordination of this Lease to the Mortgage or ground lease and containing such other provisions which may be requested in writing by Landlord, the Mortgagee or the ground lessor. Notwithstanding anything to the contrary contained herein, any Mortgagee may subordinate, in whole or in part, its Mortgage to this Lease without joinder of Tenant by sending Tenant notice in writing.

b. Tenant agrees that if Landlord defaults in the performance or observance of any covenant or condition of this Lease required to be performed or observed by Landlord hereunder, Tenant will give written notice specifying such default by certified or registered mail, postage prepaid, to any Mortgagee or any ground lessor of which Tenant has been notified in writing, and before Tenant exercises any right or remedy which it may have on account of any such default of Landlord, such party shall have a reasonable amount of time to cure such default of Landlord, including but not limited any time required to obtain possession of the mortgaged or leased estate. Whether or not any Mortgage is foreclosed or any ground lease is terminated, or any Mortgagee or ground lessor succeeds to any interest of Landlord under this Lease, no Mortgagee or ground lessor shall have any liability to Tenant for any security deposit paid to Landlord by Tenant hereunder, unless such security deposit has actually been received by such Mortgagee or ground lessor. No Mortgagee or ground lessor of which Tenant has been notified, in writing, shall be bound any amendment or modification of this Lease made without the written consent of such Mortgagee or ground lessor, nor shall any such party be liable for any defaults of Landlord under this Lease.

30. Estoppel Certificate. Tenant agrees that, from time to time upon request by Landlord, or any existing or prospective Mortgagee or ground lessor, Tenant will complete, execute and deliver a written estoppel certificate certifying (a) that this Lease is unmodified and is in full force and effect (or if there have been modifications, that this Lease, as modified, is in full force and effect and setting forth, the modifications); (b) the amounts of the monthly installments of Base Rental, Additional Rental and other sums then required to be paid under this Lease by Tenant; (c) the date to which the Base Rental, Additional Rental and other sums required to be paid under this Lease by Tenant have been paid; (d) that Landlord is not in default under any of the provisions of this Lease, or if in default, the nature thereof in detail and what is required to cure same; and (e) such other information concerning the status of this Lease or the parties’ performance hereunder reasonably requested by Landlord or the party to whom such estoppel certificate is to be addressed.

31.	Sublease or Assignment by Tenant.

a. The Tenant shall not, without the Landlord’s prior written consent, which will not be unreasonably withheld, (i) assign, convey, mortgage, pledge, encumber, or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Lease or any interest hereunder; (ii) allow any lien to be placed upon Tenant’s interest hereunder; (iii) sublet the Premises or any part thereof, or (iv) permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant. Any attempt to consummate any of the foregoing without Landlord’s consent shall he void and of no force or effect For purposes hereof, the transfer of the ownership or voting rights in a controlling interest of the voting stock of Tenant (if Tenant is a corporation) or the transfer of a general partnership interest or a majority of the limited partnership or membership interest in Tenant (if Tenant is a partnership or limited liability company), at any time throughout the term of this Lease, shall be deemed to be an assignment of this Lease. Notwithstanding anything hereinabove to the contrary alteration by Tenant of its form of business entity, including but not limited to changing from a limited liability company to a corporation, shall not he deemed an assignment of this Lease provided that 1) notice of Tenant’s intent to change the form of its business entity is provided to Landlord not less than thirty (30) days prior to any such change; and, 2) all assets of Tenant are transferred to the successor Tenant entity and there are no actions taken to transfer assets formerly belonging to Tenant from the successor Tenant entity or to transfer or assume new liabilities by the successor Tenant entity; and, 3) the successor Tenant entity specifically assumes in writing all of the obligations of Tenant hereunder in writing effective as of the date and time of the transfer of assets.

b. For any proposed assignment or subletting Tenant shall submit to Landlord a copy of the proposed sublease or assignment, and such additional information concerning the business, reputation and creditworthiness of the proposed sublessee or assignee as shall be sufficient to allow Landlord to form a commercially reasonable judgment with respect thereto. If Landlord approves any proposed sublease or assignment, Landlord shall receive from Tenant as additional rent hereunder fifty percent (50%) of any rents or other sums received by Tenant pursuant to said sublease or assignment in excess of the rentals payable to Landlord by Tenant under this Lease

(after deducting all of Tenant’s reasonable costs associated therewith, including reasonable brokerage fees and the reasonable cost of remodeling or otherwise improving the Premises for said sublessee or assignee), as such rents or other sums are received by Tenant from the approved sublessee or assignee. Landlord may require that any rent or other sums paid by a sublessee or assignee be paid directly to Landlord.

c. Notwithstanding the giving by Landlord of its consent to any subletting, assignment or occupancy as provided hereunder or any language contained in such lease, sublease or assignment to the contrary, unless this Lease is expressly terminated by Landlord, Tenant shall not be relieved of any of Tenant’s obligations or covenants under this Lease and Tenant shall remain fully liable hereunder.

32. Quiet Enjoyment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Premises free from hindrance by Landlord or any person claiming by, through or under Landlord but subject to the other terms hereof, provided that Tenant pays the Rental and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during the ownership of the Landlord’s interest hereunder.

33. Landlord’s Relocation Right. If the Premises contain less than twenty( 20%) per cent of the rentable square feet of Building Two, upon one hundred twenty (120) days written notice to Tenant, Landlord may substitute for the Premises other premises in the Building (the “New Premises”), in which event the New Premises shall be deemed to be the Premises for all purposes hereunder, provided:

a. The New Premises shall be similar in size and shall either have substantially the same configuration as the Premises or a configuration substantially as usable for the purposes for which the Premises are being used by Tenant or, if possession of the Premises has not yet been delivered to Tenant, then for the purposes for which the Premises are to be used by Tenant, and the cost of which, together with Tenant’s reasonable and necessary moving expenses shall be borne by Landlord.

b. Upon substitution of the New Premises for the Premises, the Net Rentable Area of the New Premises shall control for purposes of this Lease, and Tenant Percentage Share and the Base Rental shall be recalculated and adjusted based on the Net Rentable Area of the New Premises.

c. Tenant shall not be entitled to any compensation for any inconvenience or interference with Tenant’s business, nor to any abatement or reduction in rent or other sums payable by Tenant hereunder, nor shall Tenant’s obligations under this Lease be otherwise affected, as a result of the substitution of the New Premises, except as otherwise expressly provided in this Section. Tenant agrees to cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligations under this Section. At Landlord’s request, Tenant shall execute a supplement to this Lease confirming the substitution of the New Premises for the Premises.

34. Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder, in the Premises and the Building, and in such event and upon such transfer no further liability or obligation shall thereafter accrue against Landlord hereunder.

35. Limitation of Landlord’s Personal Liability. Tenant specifically agrees to look solely to Landlord’s equity interest in the Building for the recovery of any monetary judgment against Landlord, it being agreed that Landlord (and its partners, members and shareholders) shall never be personally liable for any such judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

36. Force Majeure. Landlord and Tenant (except with respect to the payment of Rental or any other monetary obligation under this Lease) shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by a cause or causes beyond the Landlord’s or Tenants (as the case may be) control (excluding financial inability to perform), which shall include, without limitation, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services, acts of God, or any other cause not within the reasonable control of Landlord or Tenant (as the case may be).

37. Surrender of Premises. Upon the termination of this Lease by lapse of time or otherwise or upon the earlier termination of Tenant’s right of possession, Tenant shall quit and surrender possession of the Premises to Landlord, broom clean, in the same condition as upon delivery of possession to Tenant hereunder, normal wear and tear excepted. Before surrendering possession of the Premises, Tenant shall, without expense to Landlord, remove all signs, furnishings, equipment, trade fixtures, merchandise and other personal properly installed or placed in the Premises and all debris and rubbish, and Tenant shall repair all damage to Premises resulting from such removal. If Tenant fails to remove any of the signs, furnishings, equipment, trade fixtures, merchandise and other personal property installed or placed in the Premises by the expiration or termination of this Lease, then Landlord may, at its sole option, (i) treat Tenant as a holdover, in which event the provisions of this Lease regarding holding over shall apply; (ii) deem any or all of such items abandoned and the sole property of Landlord; or (iii) remove any and all such items and dispose of same in any manner. Tenant shall pay Landlord on demand any and all expenses incurred by Landlord in the removal of such items, including, without limitation, the cost of repairing any damage to the Premises or the Building caused by such removal and storage charges (if Landlord elects lo store such properly).

38. Notices. Any notice or other communications required or permitted to be given under this Lease must be in writing and shall be effectively given or delivered if (a) hand delivered to the addresses for Landlord and Tenant stated below, (b) sent by certified or registered United States Mail, return receipt requested, to said addresses, or (c) sent by nationally recognized overnight courier (such as Federal Express, UPS Next Day Air or Airborne Express), with all delivery charges paid by the sender and signature required for delivery, to said address. Any notice mailed shall be deemed to have been given upon receipt or refusal thereof. Notice effected by hand delivery shall be deemed to have been given at the time of actual delivery. Either party shall have the right to change its address to which notices shall thereafter be sent and the party to whose attention such notice shall be directed by giving the other party notice thereof in accordance with the provisions of this Section.

a.

Landlord:

Donelson Corporate Centre c/o Mr. Floyd Shechter Cumberland Financial Services 631 Second Avenue South, Suite 1R Nashville, TN 37210

with a copy to:

Mr. Robert E. Wood, Esq. Boult, Cummings, Connors & Berry 414 Union Street, Suite 1600 Nashville, TN 37219

Tenant:

Automated License Systems, LLC Attn: James P. Wilson, III Donelson Corporate Centre 3055 Lebanon Road Building Two, Suite 301 Nashville, TN 37214

with a copy to:

Ernest D. Bennett III, Esq. Taylor, Pigue, Marchetti, Bennett & McCaskill, PLLC 2908 Poston Avenue Nashville, TN 37203

Mr. Timothy Stowell Corporate Real Estate Advisors 5115 Maryland Way, Suite 100 Brentwood, TN 37027

39.	Miscellaneous.

a. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

b. All rights and remedies of Landlord and Tenant under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law. This Lease is declared to be a Tennessee contract, and all of the terms hereof shall be construed according to the laws of the State of Tennessee.

c. This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto.

d. If Tenant is a corporation, partnership, limited liability company or other entity, Tenant warrants that all consents or approvals required of third parties (including but not limited to its Board of Directors, partners or members) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease.

e. To the extent permitted by applicable law, the parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this lease, the relationship of landlord and tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage. In the event Landlord commences any proceedings for nonpayment of rent or any other amounts payable hereunder, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding, unless the failure to raise the same would constitute a waiver thereof. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in any separate action brought by Tenant.

f. If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

g. Time is of the essence in this Lease.

h. Tenant represents and warrants to Landlord that Tenant did not deal with any broker in connection with this Lease other than Corporate Real Estate Advisors and Timothy Stowell (“Principal Broker”), who shall be paid by Landlord per a separate agreement. Tenant shall indemnify, defend and hold Landlord harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, without limitation, court costs, reasonable attorneys’ fees and litigation expenses) arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt with Tenant in connection with this Lease or with whom Tenant hereafter deals or whom Tenant employs.

i. If Tenant comprises more than one person, corporation, partnership, limited liability company or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.

j. Landlord’s receipt of any Rental payable by Tenant hereunder with knowledge of the breach of a covenant or agreement contained in this Lease shall not be deemed a waiver of the breach. No acceptance by Landlord of a lesser amount than the installment of Rental which is due shall be considered, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed, an accord and satisfaction. Landlord may accept a check or payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy provided in this Lease.

k. Submission of this instrument for examination shall not constitute a reservation of or option to lease the Premises or in any manner bind Landlord, and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant.

l. Any claim, cause of action, liability or obligation arising under the term of this Lease and under the provisions hereof in favor of a party hereto against or obligating the other party hereto and all of Tenant’s indemnification obligations hereunder shall survive the expiration or any earlier termination of this Lease.

m. Binding Arbitration. Notwithstanding anything hereinabove, in the event that any dispute arises between the parties with respect to whether an Event of Default has occurred under this lease agreement, or with respect to the construction, interpretation, or enforcement of any provision of this agreement (other than an Event of Default based upon non payment or under payment of Base Rental, Additional Rental, or any other monetary amount that Landlord assesses to Tenant in accordance with the terms hereof, for which Landlord shall be entitled to any other remedies provided in this Lease ) such dispute may (at the option of either party) be submitted to binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). Once submitted, the Landlord and Tenant shall select a qualified arbitrator from the AAA panel of Nashville based arbitrators of commercial real estate disputes, who shall conduct the arbitration. The Landlord and Tenant shall equally divide all reasonable expenses of the AAA associated with this arbitration. The prevailing party shall be entitled to an award of its reasonable costs and expenses, including attorney’s fees, the AAA arbitrator expenses, and expert fees, from the arbitration. The arbitrator’s decision shall be binding and enforceable in a court of competent jurisdiction.

40. Continuous Operations. Notwithstanding anything hereinabove to the contrary, Landlord understands that maintenance of Tenant’s computer and communications capabilities for continuous operation and provision of electronic data interchange services to its customers is critical and essential to Tenant’s business operation. Accordingly, in the event Tenant’s computer and/or communications capabilities are interrupted Landlord will take or permit to be taken, or allow Tenant to take or permit to be taken, any and all reasonable and necessary actions to restore Tenant’s computer and communications capabilities to full functional capacity, provided that in taking any such action Tenant does not violate any local, state or federal laws, regulations or ordinances and further provided that Tenant pays for the costs of any such actions if the cost of such actions are Tenant’s responsibility pursuant to the terms of this Lease.

IN WITNESS WHEREOF, the parties hereto have executed and sealed this Lease as of the date aforesaid.

LANDLORD:

Donelson Corporate Centre, LP.

By:	JS Development, LLC

Its:	General Partner

By:	/s/ Floyd Shechter

Floyd Shechter
Title:	Managing Member

TENANT:

Automated License Systems, LLC

By:	/s/ James P. Wilson III

Print:	James P. Wilson III
Title:	CO-CEO

Limited Guarantors pursuant to the terms of separate guaranty agreements of even data herewith:

LIMITED GUARANTOR:	LIMITED GUARANTOR:

/s/ James P. Wilson III	/s/ Sarah S. Wilson
James P. Wilson III	Sarah S. Wilson

Being a certain tract of land located along the east side of Lebanon Pike in the Fourteenth Councilmenic District of Nashville, Davidson County, Tennessee, and being more particularly described according to a survey made by Ragan-Smith Associates, Jackie L. Dillshay, Registered Land Surveyor No. 1417, dated May 21, 1997; Job No. 97069, as follows:

Beginning at a concrete monument (old), said monument being the southeast corner of the herein described tract, a corner to the State of Tennessee Law Enforcement Academy as evidenced in Book 1713, page 50, Register’s Office for Davidson County, Tennessee, and in the east right of way of Lebanon Pike;

Thence with the east right of way of Lebanon Pike for the next 7 calls: 1) North 21 degrees 16 minutes 10 seconds East, 414.90 feet to a concrete monument (old); 2) North 22 degrees 16 minutes 10 seconds East 620.26 feet to an iron pin (old); 3) North 23 degrees 54 minutes 30 seconds East, 332.34 feet to an iron pin (old); 4) North 34 degrees 02 minutes 40 seconds East, 107.91 feet to a concrete monument (old); 5) North 61 degrees 02 minutes 50 seconds West, 4.72 feet to a concrete monument (old); 6) North 37 degrees 28 minutes 40 seconds East, 231.14 feet to a concrete monument (old); and 7) North 48 degrees 27 minutes 00 seconds East, 338.87 feet to an iron pin (old), said pin being a corner to Trinet Trust as evidenced in Book 7379, page 10, said Register’s Office;

Thence with the line of Trinet Trust for the next 7 calls: 1) South 68 degrees 01 minutes 00 seconds East, 372.55 feet to an iron pin (old); 2) south 31 degrees 56 minutes 20 seconds West, 526.90 feet to a concrete monument (old); 3) south 67 degrees 53 minutes 50 seconds East, 60.00 feet to an iron pin (old); 4) South 22 degrees 06 minutes 10 seconds West, 400.03 feet to an iron pin (old); 5) North 67 degrees 53 minutes 50 seconds West, 60.00 feet to a concrete monument (old); 6) South 22 degrees 06 minutes 10 seconds West, 200.01 feet to an iron pin (old); and 7) South 34 degrees 33 minutes 40 seconds West, 736.78 feet to an iron pin (old), said pin being the line of the aforementioned State of Tennessee Law Enforcement Academy;

Thence with the line of the Academy for the next 2 calls: 1) North 83 degrees 45 minutes 40 seconds West, 199.93 feet to an iron pin (old); and 2) North 67 degrees 50 minutes 00 seconds West, 258.07 feet to the point of beginning and containing 34.15 acres, more or less.

INCLUDED IN THE ABOVE DESCRIPTION, BUT SPECIFICALLY EXCLUDED THEREFROM is the property conveyed to Nashville Educare as evidenced in Book 5287, page 175, said Register’s Office, and shown as Lot 1 on the Plat of Donelson Hospital of record in Book 4885, page 153, said Register’s Office.

Being the same property conveyed to ECA Realty, Inc. by deeds from WCA Health Services of Tennessee, Inc., a Tennessee corporation, of record in Book 10368, page 790, said Register’s Office and by deed from RCA-Hospital Corporation of America, a Delaware corporation, of record in Book 10368, page 790, said Register’s Office.

EXHIBIT B — LANDLORD’S WORK

WORK LETTER AGREEMENT

This Work Letter Agreement (this “WORK LETTER”) is made and entered into as of this 24th day of September, 1999 by and between Donelson Corporate Centre, L.P. (“Landlord”), and Automated License Systems, LLC a Tennessee Limited Liability Company (“Tenant”) under the following circumstances:

A. Landlord and Tenant are entering into a Lease of even date herewith (the “Lease”) relating to space in a building owned by Landlord, known as Building II of the Donelson Corporate Centre, having a street address of 3055 Lebanon Road, Donelson, Tennessee (the “Building”); and

B. Landlord and Tenant desire entering into this Work Letter for the purpose of setting forth their agreements relating to the design and construction of the tenant improvements in such space.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1. Tenant Improvements to Designated Space. Landlord shall install, furnish and construct in a prompt, good and workmanlike manner, the interior partitions, finishes and other tenant improvement work (the “Tenant Improvements”) in and for the Demised Premises in accordance with the “T.I. Plans and Specifications” to be produced in accordance with Section 2 herein below. It is intended that the Tenant Improvements will include and the T.I. Plans and Specifications will describe all work, labor, material, installations and construction required to produce in the entirely of the Demised Premises, on a “turn key” basis, a completed space ready for use and occupancy as first class office suites by Tenant, subject only to installation of furniture and equipment of Tenant. Landlord’s obligation to fund the cost of Tenant Improvements shall be limited to an allowance of $18.00 multiplied by the Rentable Area of the Demised Premises (the “T.I. Allowance”). For example, if the Rentable Area of the Demised Premises is 1,000 square feet of Rentable Area, then the total T.I. Allowance and obligation of Landlord would be $18,000.

(a)	Landlord shall not enter into any contract for the abstraction of the Tenant Improvements unless the proposed contractor has been approved by Tenant, which approval shall not be unreasonably withheld or delayed. The contractor that has been approved by Tenant is hereinafter referred to as the “Contractor” and the contract and contract documents approved by the Tenant is hereinafter referred to as the “Contract.” The cost of the Tenant Improvements as set forth in the Contract shall be referred to as the “Contract Sum”. In the event that the cost of the Tenant Improvements for the Demised Premises which has been approved by Tenant as aforesaid exceeds the sum equal to $18.00 times the Rentable Square Feet of the Demised Premises, then the Tenant shall be responsible for the costs in excess of $18.00 per Rentable Square Foot. The costs approved by Tenant are set forth in the bid from D.F. Chase dated September 21, 1999 and attached hereto as Exhibit B-l.

(b)	Tenant shall pay its share of the costs of the Tenant Finish Work as described above in Section 1(a) (“Tenant’s Share”) by paying Tenant’s Share directly to the Contractor during the course of the Tenant Finish Work by paying a portion of each “Progress Payment” (as defined in the Contract). Such portion shall be equal to a ratio the numerator of which shall be the amount per rentable square foot that the contract sum exceeds $18.00 per rentable square foot and the denominator of which shall be the Contract Sum divided by the rentable square feet of the Demised Premises. Tenant’s Share shall also include one hundred per cent of the cost of any change orders to the Contract Sum (whether increasing or decreasing the Contract Sum) approved by Tenant. Tenant shall have the right to review each draw request for a Progress Payment and any supporting documentation of each such draw request submitted by the Contractor to the Landlord or Project Architect.

2.	Space Plan and Specifications.

(a)	On or before July 2, 1999, Tenant shall cause its consultant, Design Collective Inc. (the “Review Architect”) to prepare and deliver to Landlord draft floor plans and outline specifications for the Demised Premises and the Tenant Improvements. Landlord shall not unreasonably withhold or delay its approval of such floor plans and outline specifications. If Landlord has any objections or comments with respect to such draft floor plans and outline specifications, Landlord shall notify Tenant of such objections in writing within 5 (five) days after Landlord’s receipt thereof or Landlord shall be deemed to have approved such draft floor plans and outline specifications. Tenant shall promptly cause the requested changes and modifications to be made to the floor plan and outline specifications, and shall promptly resubmit to Landlord the modified floor plan and outline specifications, which shall be subject to the same review, approval and modification procedures set for above. The final floor plans and outline specifications for the Demised Premises and the Tenant Improvements approved by Landlord shall hereinafter be referred to as the “T.I. Outline Specifications.”

(b)

Following approval of the T.I. Outline Specifications, Landlord shall cause its project architect, Design Collective, Inc. (the “Project Architect”) to prepare and deliver to Tenant for Tenant’s approval (which it shall not unreasonably withhold or delay) within twenty (20) days after Landlord’s approval of the T.I. Outline Specifications as set forth above in Section 2(a), any and all necessary construction, documents for the Tenant Improvements in the Demised Premises, including but not limited to,  1/4” architectural, mechanical and electrical working drawings to scale together with specifications necessary to complete such Tenant Improvements. The construction documents will be prepared based upon the T.I. Outline Specifications, and shall in all material respects be consistent with the development of such TX Outline Specifications. If Tenant has any objections or comments with respect to such construction documents, working drawings and specifications, it shall notify Landlord and the Project Architect in writing such objections within five (5) days after receipt thereof or Tenant shall be deemed to have approved such documents, drawings and specifications. Landlord shall cause the Project Architect in writing to make the requested changes and modifications to the construction documents, working drawings and specifications, and shall resubmit to Tenant and the Review Architect the modified construction documents, working drawings and specifications, which shall be subject to the same review, approval and modification procedures set forth above. The final construction documents, working drawings and specifications for the Tenant Improvements approved by Tenant, shall be referred to as the “T.I. Plans and Specifications.” None of the T.I. Plans and Specifications may be changed or otherwise modified without the prior written consent of Tenant. Said documents are Dated August 10, 1999 and have been modified, reviewed and approved by Tenant (a list of said modifications is attached hereto).

3. Permits. Landlord shall obtain and maintain all authorizations, approvals and permits required by any governmental entity for the Tenant Improvements described herein to be performed by Landlord. Tenant shall cooperate with Landlord in obtaining such authorizations, approvals or permits.

4. Completion. The Tenant Improvements shall be deemed complete when all of the following have occurred: (A) the Project Architect’s certificate of Final Completion with respect to the Tenant Improvements shall have been delivered to Landlord and Tenant; (B) Landlord shall have obtained and delivered to Tenant a Temporary Certificate of Occupancy for the Demised Premises from the governmental authority which has authority to issue such certificates in the jurisdiction wherein the Premises are located, which Temporary Certificate of Occupancy shall indicate that the Final Certificate of Occupancy will be issued in due course; and (C) Landlord and Tenant shall have accepted the Tenant Finish Work as being in substantial conformity with the T.I. Plans and Specifications and have executed a written acknowledgment of such acceptance setting forth the T.I. Completion Date (the “T.I. Completion Date Certificate”), excepting punch list items as defined below, which shall also be signed by Landlord.

5. Access Before Completion. Tenant shall have access to the Demised Premises in which Tenant Improvements are being performed prior to completion only for the purposes of inspecting Landlord’s work or otherwise as agreed to by the parties in writing.

6. Punch List Work. Following issuance of the Project Architect’s Certificate of Final Completion with respect to the Tenant Improvements, Tenant may inspect the Tenant Improvements and prepare a punch list setting forth all incomplete, defective or other items of construction not in conformity to the T.I. Plans and Specifications and if such punch list is delivered to Landlord, Landlord shall complete or correct all items on the punch list within thirty (30) days of receipt thereof (or within a reasonable period of time if thirty(30) days is insufficient time during which to complete such item). In the event Landlord fails to complete or correct any or all items on the punch list as herein provided, Tenant may complete or correct any or all such items and Landlord shall reimburse Tenant for the cost thereof plus interest thereon within thirty

(30) days after receipt from Tenant of written demand for such payment and in the event Landlord fails to reimburse Tenant for such cost and 12% interest within such thirty (30) day period, Tenant may either deduct such cost and interest from the next ensuing installments of rent coming due under the Lease until such costs plus interest are recovered or pursue whatever remedies Tenant may have against Landlord at law or in equity. Landlord shall complete and correct each item set forth on the punch list even if the determination of whether the Tenant Improvements have been constructed in substantial conformity with the T.I. Plans and Specifications has been submitted to arbitration or litigation.

7. Defective Work. Landlord warrants to Tenant that (i) the Tenant Improvements will be constructed in accordance with the T.I. Plans and Specifications, (ii) all materials and equipment furnished will be new, unless otherwise specified, (iii) Tenant Improvements will be of good quality, free from faults and defects, and (iv) the Tenant Improvements shall be in full compliance with all applicable laws, codes and regulations, including by way of example, but not as a limitation, environmental, zoning, building and land use laws, codes and regulations. Without limiting the generality of the foregoing, if within one year after the date of substantial completion of all the Tenant Improvements, or within such longer period of time as may be prescribed by law or the terms of any applicable warranty required by the T.I Plans and Specifications, the Tenant Improvements or any part or element of either is found to be defective or not in accordance with the T.I. Plans and Specifications, Landlord shall correct same within 30 days after receipt of written notice from Tenant to do so or a longer reasonable period if such correction cannot reasonably be completed within a 30-day period, unless Tenant has previously given Landlord a written acceptance of such condition. Unless such condition is specifically referred to and accepted in a written instrument delivered to Landlord, acceptance by Tenant of the Tenant Improvements pursuant to the lease shall not be deemed to be written acceptance of any such condition.

LANDLORD:

Donelson Corporate Centre, LP.

By:	JS Development, LLC,
its General Partner

By:	/s/ Floyd Shechter

TENANT:

Automated License Systems, LLC

By:	/s/ James P. Wilson III
James P. Wilson III